SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2012

ZAGG Inc
(Exact name of registrant as specified in its charter)

Nevada	001-34528	20-2559624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3855 South 500 West, Suite J Salt Lake City, Utah
(Address of principal executive offices)

Registrant’s telephone number, including area code: (801) 263-0699
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Appointment of New Director

On October 1, the Board of Directors of ZAGG Inc (the “Registrant”) appointed Bradley J. Holiday to serve as a member of the Registrant’s Board.  Mr. Holiday currently serves as Senior Executive Vice President, and Chief Financial Officer of Callaway Golf Company.

Biographical Information

Mr. Holiday is Senior Executive Vice President and Chief Financial Officer of Callaway Golf Company (“Callaway”), and has served in such capacity since September 2003. Mr. Holiday previously served as Executive Vice President and Chief Financial Officer of Callaway beginning in August 2000. Before joining Callaway, Mr. Holiday served as Vice President—Finance for Gateway, Inc. Prior to Gateway, Inc., Mr. Holiday was with Nike, Inc. in various capacities beginning in April 1993, including Chief Financial Officer—Golf Company, where he directed all global financial initiatives and strategic planning for Nike, Inc.’s golf business. Prior to Nike, Inc., Mr. Holiday served in various financial positions with Pizza Hut, Inc. and General Mills, Inc. Mr. Holiday has an M.B.A. in Finance from the University of St. Thomas and a B.S. in Accounting from Iowa State University.

Pursuant to an agreement between the Registrant and Mr. Holiday, the Registrant will pay annual compensation to Mr. Holiday of $109,634 for 2012, prorated for his months of service during 2012.  The 2012 compensation will be paid 53% in cash (or a prorated portion of $58,106) and 47% in restricted stock (or a prorated portion of $51,528 worth of stock) that will vest on December 31, 2012.  Pursuant to the agreement, the compensation will be reviewed annually, and typically is set at 90% of the mean of the Company’s NASDAQ peers, as determined by an independent compensation expert.  The Registrant also agreed to provide D&O insurance, and plans to enter into a separate indemnity agreement with Mr. Holiday.  The Registrant will also provide reimbursement for usual and customary expenses incurred in connection with Mr. Holiday’s service on the Board and any of its committees.

Management anticipates that Mr. Holiday will serve on one or more of the Registrant’s committees, and will determine with Mr. Holiday the committees on which he will serve.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release Dated October 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAGG Inc

/s/ BRANDON T. O’BRIEN
Brandon T. O’Brien
Chief Financial Officer
Date: October 4, 2012

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